For Immediate Release

GuruNet Announces Fourth Quarter and Full Year 2004 Financial Results

GuruNet to Hold Investor Conference Call Today, March 16, 2005 at 2:00 PM EST

WESLEY HILLS, NY, March 16, 2005 -- GuruNet Corporation (AMEX: GRU), creator of reference search engine Answers.com, today announced its unaudited financial results for the fourth quarter and full year of 2004, the last quarter before the Company released Answers.com, on January 3, 2005. The Company, through its Answers.com site, has begun to generate fees from ads placed alongside its topic entries. Prior to the launch of Answers.com, the Company’s primary means of generating revenues was from the subscription fees it charged for the use of its GuruNet premium product.

“In Q4, we successfully completed our IPO and at the end of the quarter we also decided to move from the subscription model to the much more scalable advertising-based one, a proven approach in the search space today,” said Bob Rosenschein, GuruNet’s CEO. “We are very pleased with the initial reception to Answers.com: with the press, with consumers, with potential business partners, and with traffic. And we have recently seen the monetization start to kick in. With our company's expanded resources, we are better suited to respond to the heightened interest we are seeing. These financial resources allow the company to fulfill its mission: to offer Internet consumers an easier way to look up concise information in one click.”

In the fourth quarter of 2004, the Company completed its IPO of 2.35 million shares of its common stock and the underwriters exercised their over-allotment option and purchased 352,500 additional shares. Total proceeds, including the exercise of the over-allotment option, were approximately $10,786,000, net of fees and offering expenses. In conjunction with the offering, the Company repaid $3,160,000 of its Bridge debt. On December 31, 2004, the Company had cash and cash equivalents of $7,415,000. In February 2005 the Company entered into an agreement with certain holders of warrants pursuant to which such holders exercised an aggregate of 1,871,783 Bridge Warrants. As a result, the Company raised approximately $12,225,000, net of costs and fees relating to the exercise. Further, in 2005, to date, the Company raised additional amounts, in excess of $1 million, from other exercises of options and warrants.

The Company currently has approximately 6.9 million shares outstanding, including 1.5 million shares subject to lock-up agreements. Additionally, there are approximately 2.4 million stock options and warrants outstanding.

“We are pleased to have a healthy balance sheet and the resources to execute on our new business model. Based on our current plans, the net proceeds of our IPO and recent fundraising events, will be sufficient to enable us to meet our planned operating needs for the foreseeable future and to fund possible future acquisitions,” stated Steve Steinberg, GuruNet’s CFO.

Revenues for the three months and full year ended December 31, 2004, were $76,245 and $193,283, respectively, compared to $9,646 and $28,725, respectively, for the same periods in 2003. The operating losses for the three months and full year ended December 31, 2004 were $1,101,893 and $3,544,812, respectively, compared to operating losses of $603,700 and $2,762,325 for the same periods in 2003. The net loss for the fourth quarter of 2004 was $855,131, or $.20 per share, compared to a net loss of $659,760, or $1.86 per share, for the same period in 2003. The net loss for the full year ended December 31, 2004 was $6,590,519, or $2.90 per share, compared to a net loss of $2,808,783, or $7.93 per share, for the same period in 2003.

The primary reason for the increase in the net loss for the three months and full year ending December 31, 2004 compared to the same periods in 2003 is the increase in operating losses noted earlier and increases in interest expense, net, less offsets for gain on extinguishment of debt. Interest expense, net, for the three months and full year ended December 31, 2004 includes approximately $1,110,000 and $3,962,000, respectively, of non-cash charges resulting from the amortization of note discounts and deferred charges relating to the convertible bridge notes, which will be described further in the footnotes to the financial statements that we plan to file later this month. Gain on extinguishment of debt, for the three months and full year ended December 31, 2004 includes approximately $1,493,000 of non-cash gain resulting from the fact that, in October 2004, 63% of the Bridge Notes did not actually convert, but rather were repaid.

GuruNet will host a conference call today, Wednesday, March 16; at 2:00 PM EST, to discuss the results of its fourth quarter and full year ended December 31, 2004. Bob Rosenschein, Chief Executive Officer, and Steven Steinberg, Chief Financial Officer, will be making the presentation, which will be followed by a question and answer session. Investors will have the opportunity to listen to the conference call and the replay over the Internet through GuruNet's Investor Relations page at http://www.gurunet.com/ir. To listen to the live call via webcast, please go to the Web site at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 888-889-2497 and request the GuruNet call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for a period of three weeks following the call.

About GuruNet

GuruNet Corporation (AMEX:GRU) operates a reference search engine, Answers.com (http://www.answers.com). Founded in 1999 by Bob Rosenschein, GuruNet provides patented technology and software tools to access concise information on demand. For additional information, visit http://www.gurunet.com.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including our inability to increase the number of persons who use our products and the number of partners who will generate increase traffic to our sites, and other risk factors identified from time to time in our SEC reports, including, but not limited to, the registration statement on Form SB-2 filed in connection with our initial public offering in October 2004. Any forward-looking statements set forth in this news release speak only as of the date of this news release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.gurunet.com. The information in GuruNet’s website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to follow)

Press Contact:
ir@gurunet.com

Selected Consolidated Financial Data (Unaudited)

Statements of Operations:

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	$	$	$	$

Revenue	76,245	9,646	193,283	28,725
Cost of revenue	213,442	185,167	647,055	723,349
Gross margin	(137,197)	(175,521)	(453,772)	(694,624)

Operating expenses:
Research and development	243,559	173,467	1,033,521	910,114
Sales and marketing	232,406	122,508	932,455	478,942
General and administrative	488,731	132,204	1,125,064	678,645
Total operating expenses	964,696	428,179	3,091,040	2,067,701

Operating loss	(1,101,893)	(603,700)	(3,544,812)	(2,762,325)

Interest income (expense), net	(1,134,809)	(5,386)	(4,382,583)	719
Gain on extinguishment of debt	1,493,445	-	1,493,445
Other income (expense), net	(105,340)	(16,084)	(116,012)	(12,586)

Loss before income taxes	(848,597)	(625,170)	(6,549,962)	(2,774,192)

Income taxes	(6,534)	(34,591)	(40,557)	(34,591)

Net loss	(855,131)	(659,761)	(6,590,519)	(2,808,783)

Basic and diluted net loss per common share	(0.20)	(1.86)	(2.90)	(7.93)

Weighted average shares used in computing basic and diluted net loss per common share	4,369,929	354,842	2,273,675	354,112

Balance Sheets:

The following table summarizes our balance sheet data as of December 31, 2004 and 2003:

	2004	2003

Cash and cash equivalents *	$7,415,415	$123,752
Working capital (deficiency)	$6,688,721	($752,934)
Total assets	$8,907,183	$1,043,292
Long-term liabilities	$1,078,548	$1,023,521
Total stockholders’ equity (deficit)	$6,824,122	($1,044,446)

* In February 2005, GuruNet received gross consideration of approximately $12.5 million from the exercise of warrants. As this event took place after December 31, 2004, such amount is not reflected above.